CARRIER SERVICES AGREEMENT

This CARRIER SERVICES AGREEMENT is made and entered into this 5th day of January, 2005 (the "Effective Date"), by and between **XO Communications, Inc.**, a Delaware corporation, on behalf of its operating Affiliates (as defined below) (such Affiliates hereinafter collectively referred to as "XO"), whose principal place of business is located at 11111 Sunset Hills Road, Reston, VA 20190 and **Direct Partner Telecom, Inc.**, a Florida corporation (hereinafter referred to as "Customer"), whose place of business is located at 110 East Broward Boulevard, Fort Lauderdale, FL 33301. Customer and XO are collectively referred to herein as the "Parties."

Preliminary Statement

Customer and XO hereby enter into this Agreement to enable Customer to obtain telecommunications services from XO pursuant to Section 211(a) of the Communications Act of 1934, as amended. The Services will be offered in each area to the Customer by an entity ("Authorized Entity"), which is an Affiliate of XO. The terms and conditions of this Agreement are, and shall be, applicable to the Services provided to the Customer by each Authorized Entity.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the Parties hereby mutually agree as follows:

ARTICLE 1 – DEFINITIONS/SERVICE OFFERINGS

1.1 The capitalized terms used in this Agreement shall have their normal or common meaning, the meaning given them in the Tariffs, or the meaning as defined in the text hereof, except that the following terms shall have the following meanings for the purpose of this Agreement:

(a) **Acceptance or Accepted.** Customer will be deemed to have given its "Acceptance" or to have "Accepted" a Circuit after the applicable test and acceptance procedures have been conducted which are set forth in the applicable Service Exhibit applicable to the Circuit ordered. Billing for a Circuit will begin on the requested Start of Service Date unless the Circuit has not met all applicable standards or the requested Start of Service Date has been changed by XO or by Customer, provided that date change is submitted to XO prior to XO issuing FOC date to Customer. If a Circuit has failed the testing process, billing will begin after the Circuit has passed applicable Circuit standards. If Customer fails to permit XO to begin testing on a Circuit within five (5) days of the requested Start of Service Date, billing will still begin on the requested Start of Service Date. If XO has tested a Circuit pursuant to the procedures set forth in the applicable Exhibit, such Circuit meets the requirements set forth therein and Customer refuses to accept the Circuit, billing for that Circuit will still begin on the requested Start of Service Date for that Circuit. This definition is applicable only to certain Services as further provided in the applicable Service Exhibit.

(b) **Access Service Request (ASR).** "Access Service Request" or "ASR" shall mean the capacity order for certain Services which delineates the type of Service, quantity of Circuits, location served, Point of Termination, protocols, Circuit term, requested Start of Service Date and other information necessary for XO to provide Service to the Customer.

(c) **Affiliate.** "Affiliate" shall mean, with respect to either Party, any other party which controls, is controlled by, or is under common control with such Party. For purposes hereof, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such party whether through the ownership of voting securities, by contract, or otherwise.

(d) **Agreement.** "Agreement" shall mean this Carrier Services Agreement, including any schedules, appendices, Exhibits, Tariffs, and documents attached hereto and made a part hereof, or incorporated herein by reference as well as any written amendments to this Agreement which have been signed by the authorized representatives of the Parties.

(e) **Circuit.** "Circuit" shall mean an individual telecommunications facility included as part of a Service.

(f) **Emergency Maintenance.** "Emergency Maintenance" shall mean maintenance which, if not accomplished promptly by XO, could result in a serious degradation or loss of Service to the Customer or the End User or damage to XO's Network or its customers.

(g) **End User.** "End User" shall mean a user to whom Customer will provide telecommunications services utilizing, in part, the Services provided by XO to Customer under this Agreement.

(h) **Exhibit.** "Exhibit" shall mean an attachment to this Agreement for a particular Service, including any schedules or attachments thereto, which contains the product description, pricing, and terms and conditions associated with that specific Service.

(i) **Network.** "Network" shall mean the telecommunications network of one of the Parties, as the context of the provision requires or as contemplated under this Agreement.

(j) **Off-Net Services.** "Off-Net Services" are those where one or both locations to be connected are not served by XO's Network and therefore a portion of the Services is provided by another service provider. Where XO is able to provide Off-Net Services, the terms, conditions and pricing of such Service will be provided on an individual case basis ("ICB") subject to the terms and conditions of the underlying service provider. XO shall invoice Customer for Off-Net Services rendered and shall manage ordering pursuant to the applicable Exhibit, but XO shall not be liable for any failures on the part of the underlying service provider.

(k) **On-Net Services.** "On-Net Services" shall mean those Services which connect two (2) locations served by XO's Network. On-Net Services are provided entirely by XO.

(l) **Planned Service Outage.** "Planned Service Outage" shall mean any Service Outage caused by scheduled maintenance or planned enhancements or upgrades to the XO Network as described in the applicable Service exhibits.

(m) **Point of Presence (POP).** "Point of Presence" or "POP" shall mean a specific location within a Local Access Transport Area (LATA) where service terminates and/or originates.

(n) **Point of Termination.** "Point of Termination" shall mean the point at which XO's responsibility to provide equipment and service ends and where Customer's or Customer's End User's responsibilities begin, identified as the interface between XO and Customer at Customer's Point of Presence, the local exchange carrier's central office, a long-distance carrier's Point of Presence or End-User sites identified on the ASR.

(o) **Premises.** "Premises" shall mean the address to which Service is provided or delivered, identified as a Point of Termination or Service Location on the Service Order.

(p) **Service.** "Service" shall mean XO-provided telecommunications service or collocation license, as further described in the applicable Exhibit and as specifically identified on the Service Order.

(q) **Service Order.** "Service Order" shall mean an ASR or other applicable service ordering form or Collocation Schedule (as defined in the Telco Collocation Exhibit attached hereto if applicable) provided by XO and entered into by the Parties pursuant to this Agreement.

(r) **Service Outage.** "Service Outage" shall mean a disruption or degradation of On-Net Service as set forth in the applicable Exhibit.

(s) Start of Service Date. The "Start of Service Date" for a Service shall be the later of (i) the date requested by Customer for in-service as indicated on the Service Order, (ii) the date XO notifies Customer that the Service is installed or connected, successfully tested and available for Customer use, or (iii) the date after Circuit testing and Acceptance has been completed per this Agreement where applicable, regardless of whether or not Customer uses the Service. Notwithstanding the above, the Start of Service Date shall never be later than the date Customer begins to use the Service.

(t) Tariffs. "Tariffs" shall refer to XO's applicable tariffs for intrastate and local services. This Agreement incorporates by reference the terms of each such Tariff to the extent Customer uses tariffed Services provided by XO. XO may modify its Tariffs from time to time in accordance with law and thereby affect tariffed Services furnished to Customer, except that the terms and conditions of this Agreement shall supplement, or to the extent inconsistent, supersede Tariff terms and conditions. If any of XO's applicable Tariffs are cancelled during the term of this Agreement, such cancelled Tariff(s) will be deemed to be incorporated by reference into this Agreement on the effective date of cancellation, as supplemented by any non-inconsistent product descriptions, definitions, prices and other terms and conditions contained in the XO Service Description and Price Guide ("Guide"). The Guide will be maintained on an XO web-site accessible by Customer, such as www.terms.xo.com, and may be modified by XO from time to time and thereby affect the previously tariffed Service furnished to Customer.

1.2 Services and Service Exhibits. XO shall provide to Customer the Services Customer has specifically contracted for on a Service Order pursuant to the applicable Service Exhibit(s), attached hereto and made a part hereof. The Parties may add other Services to this Agreement by amending it to add additional Service Exhibit(s) and entering into additional Service Orders pursuant to such additional Exhibit(s). However, Customer may contract for international, interstate, intrastate and local voice services ("Voice Services") on a Service Order in accordance with XO's standard terms and pricing, including those set forth in any applicable Tariffs, without the incorporation of a Voice Services Exhibit hereunder.

1.3 Resale of Services.

(a) Customer hereby acknowledges and agrees that it is the customer of record for all Services purchased from XO. In connection with its resale of the Services, Customer understands and agrees that it is solely responsible for all order provisioning, billing, collection, billing adjustments/credits, tax collection and payment, customer service, service installation, operation and termination, dispute resolution, other service-related requirements and creditworthiness of its End Users. XO shall have no liability to Customer's End Users under this Agreement. Customer is responsible for payment for all charges for Service furnished to Customer and/or its End Users by XO pursuant to the payment terms set forth in the Agreement. This responsibility is not changed by virtue of any (i) use, misuse, fraud, or abuse by Customer, its employees, its End Users or other members of the public of the Services provided to Customer or Customer-provided systems, equipment, facilities, or services interconnected to such Services, or (ii) inability to collect payments or charges from Customer's End Users, Affiliates, agents, brokers or re-sellers. Further, XO will not issue credits for fraudulent calls passed to XO by Customer.

(b) Customer assumes (i) the responsibility for enforcing all applicable regulations and the provisions of this Agreement with respect to its End Users, and (ii) any liability arising from violations thereof. In the event XO terminates the provisioning of any resold services to Customer for any reason, including without limitation disconnection of Customer for failure to make payment as required herein, Customer shall be solely responsible for providing any and all necessary notice to its End Users of the termination.

1.4 Access to Premises. Customer agrees to cooperate with XO to accomplish Service activation by providing reasonable access to Customer's and its End Users' Premises and facilitating testing and Service delivery requirements, and Customer agrees XO shall have reasonable access to such Premises to repair, maintain or retrieve XO equipment. If the requisite access rights to all applicable buildings are not reserved to Customer, Customer shall secure any building owner or manager approval prior to such visit and shall ensure that personnel representing XO have ready access to all portions of the grounds, building and adjunct areas and facilities needed by XO to perform the installation, removal, inspection and scheduled or emergency maintenance of XO's equipment. If applicable, Customer will be responsible for ensuring that its vendors and End Users cooperate with XO or its vendors in connection with the performance by XO of its obligations with respect to the Services, including, without limitation, the installation, modification, testing, maintenance and operation of XO's equipment. XO shall not be liable for any damages whatsoever resulting from delays in meeting Service delivery dates requested or specified by Customer, or inability to provide Services.

ARTICLE 2 - BILLING AND PAYMENT

2.1 Except as set forth in Section 2.2, Customer shall pay the recurring and non-recurring rates and charges and the usage charges set forth herein and/or in the Service Orders beginning on the Start of Service Date without deduction, setoff or delay for any reason. Customer agrees to pay for the Services, by check sent to the address provided for herein or on the invoice or by wire transfer sent in accordance with applicable instructions provided by XO, within thirty (30) days from the date of the invoice ("Payment Period"). Restrictive endorsements or statements on checks accepted by XO will not be binding upon XO. Monthly recurring charges are billed in advance while usage and related charges are billed in arrears. The Parties shall provide one another with reasonably requested information for bill validation including, but not limited to, the number of Circuits and charges for each Service.

2.2 Except for amounts in dispute, interest not to exceed 1.5% monthly may be charged on the unpaid balance not paid within the Payment Period. If the interest rate set out above exceeds the maximum rate allowable by law, then the interest chargeable shall be equal to the maximum rate allowed by law. Customer agrees to reimburse XO for any costs incurred as a result of any collection activity, including without limitation reasonable attorneys' fees and court costs, unless otherwise prohibited by law. Customer authorizes XO to request information from a reporting agency to enable XO to assess Customer's credit history. Customer agrees that such action is not the extension of "credit" to Customer and further agrees that XO, in its sole discretion, may alter any billing arrangements as a result of such report or upon determination of a change in Customer's financial circumstances. Customer agrees that as a condition of initial or continued Service, it must provide financial statements, including but not limited to balance sheets, income statements, and cash flow statements, to XO's Credit Department within thirty (30) days of receiving a request for such statements from XO or Service, if already installed, may be suspended or terminated. Further, in the event (i) XO's accounts receivable associated with Customer exceed sixty (60) days, (ii) Customer is in default due to nonpayment, or (iii) Customer's monthly aggregate billing exceeds the limit established by XO without the approval of XO's Credit Department as provided herein, Customer understands and agrees that XO may require weekly payments or a surety of up to two (2) times Customer's aggregate monthly invoicing and failure by Customer to comply with such requirement by XO may result in Service suspension or termination. Customer may request a full credit review by XO, including but not limited to a review of Customer's payment history, credit history as provided by a reporting agency, and Customer's financial statements, to determine if the current billing limit may be increased or any changes in the terms and conditions of this Agreement may be granted at the sole discretion of XO.

2.3 If Customer disputes any invoice, Customer shall notify XO in writing, providing the billing identification, Circuit number, any trouble ticket number and an explanation for the dispute, and shall nevertheless pay the affected invoice within the Payment Period, provided that Customer may withhold payment of the amount in good faith dispute up to twenty percent (20%) of the invoiced charges.

No charges may be disputed more than sixty (60) days after the date such charges are invoiced, and if not disputed within that time, all such charges shall be deemed valid and undisputed by Customer. Payment shall not prejudice Customer's right to dispute charges, so long as they are disputed in good faith in the manner and within the timeframes specified in this Section. The Parties will cooperate in good faith to resolve any such disputes within a thirty (30) day period after the dispute is submitted to XO. If the dispute is not resolved during this period, then either Party may seek resolution of the dispute in accordance with Article 13.

2.4 If a disputed amount is determined to be a legitimate charge, interest not to exceed 1.5% monthly may be charged on the balance not paid within the original Payment Period. If a disputed amount is determined to be an inaccurate charge, interest not to exceed 1.5% monthly may be charged on the undisputed balance held by XO during the dispute process. If the interest rates set out above exceed the maximum rate allowable by law, then the interest chargeable in either case shall be equal to the maximum rate allowed by law.

2.5 If Customer does not make payment of all invoiced charges in accordance with the provisions herein within the Payment Period, XO may suspend any and all Service provided by XO under this Agreement and/or any other service agreement after XO has given Customer written notice. Following suspension of Services for non-payment, XO is not required to reinstate Services to Customer until: (1) Customer has paid in full all charges then due, including any late fees, interest charges, collection costs and any cost of reinstating Services; and (2) Customer provides to XO satisfactory assurance as requested by XO (such as a deposit) of Customer's ability to pay for Services for the remainder of the applicable Service term(s). If Customer fails to timely cure the non-payment within the timeframe specified by XO, Customer will be deemed to have terminated the affected Services as of the effective date of Service suspension. Termination hereunder for non-payment shall be treated as termination for convenience by Customer subject to early termination charges as set out in the applicable Exhibit. If Customer has not paid an invoice within the Payment Period and XO owes any amounts to Customer, XO may offset respective payments by first applying such amounts owed by XO to the full balance due from Customer and the remaining amounts owed by XO, if any, will be remitted in the normal course of business.

2.6 When Service is initiated on a day other than the first day of the month or terminates on a day other than the last day of the month, any monthly recurring charges for that month shall be prorated accordingly.

2.7 Notwithstanding anything contained herein to the contrary, if XO is required to construct and/or acquire telecommunications facilities in order to provide Service to Customer, Customer acknowledges and agrees that XO therefore incurs significant costs and expenses in provisioning such Service to Customer, including but not limited to costs associated with constructing and/or acquiring the telecommunications facilities necessary for delivery of XO Services to Customer. In addition to any other rights and remedies XO may have at law, in equity or as provided herein, Customer agrees that if Customer cancels this Agreement or any individual Service Order after signature but prior to the Start Of Service Date, or if Customer terminates this Agreement or any individual Service Order prior to expiration of the committed Service term, Customer shall reimburse XO for all costs and expenses XO incurred in constructing and/or acquiring such telecommunications facilities.

2.8 <u>Monthly Minimum Commitment</u>. During each month of the Agreement, Customer shall purchase Services from XO in an amount that shall equal or exceed zero Dollars ($0) per month (the "Monthly Minimum"). If, at the end of each such month, Customer's purchase of Services are less than the Monthly Minimum, then Customer shall pay: (1) all accrued but unpaid Service charges and other charges incurred by Customer; and (2) a shortfall charge (which Customer hereby agrees is reasonable) equal to the difference between the Monthly Minimum and Customer's actual purchase of XO's Services (including any applicable cancellation charges), excluding taxes, tax related surcharges, and other surcharges during that month.

ARTICLE 3 - TAXES

3.1 The rates, pricing and charges for Services set forth herein or in any Service Order do not include applicable taxes and surcharges. Customer shall be responsible for and shall pay any taxes, arising in any jurisdiction, including without limitation, sales, use, excise, gross receipts, value added, access, bypass, franchise, telecommunications, consumption, or other taxes, fees, duties, charges or surcharges; however designated, imposed on or based on the provision, sale or use of the Services, including taxes or surcharges imposed directly on XO. If Customer believes it or the Services is exempt from any tax, Customer will provide XO with a properly executed exemption certificate evidencing such claimed exemption. In no case shall Customer be responsible for any income taxes levied upon XO's (or any underlying carrier's) net income. Customer agrees that its obligation to pay taxes and surcharges under this Section shall survive the expiration or early termination of the Agreement.

ARTICLE 4 - TERM AND RENEWAL OPTIONS

4.1 The term of this Agreement shall commence on the Effective Date of this Agreement, and shall terminate two (2) years thereafter. Thereafter, this Agreement shall be automatically renewed on a month-to-month basis unless terminated by written notice by one of the Parties at least sixty (60) days prior to the end of the initial term or any monthly renewal period (collectively, "Term"); provided, however, that if the period of time set out in the applicable Exhibit or Service Order for a particular Service(s) extends beyond the effective date of termination of this Agreement, such Services(s) shall remain in effect for such agreed upon time period, subject to all of the terms and conditions of this Agreement as if it were still in effect with respect to such Service(s). If Customer wishes to terminate a Service or Circuit(s) for any reason, or not to renew such Service or Circuit(s), Customer shall provide XO with written notice ("Termination Notice") addressed to XO at such location, as XO shall specify from time to time. Such Termination Notice must specify all necessary identifying details about the Service or Circuit being terminated (e.g., Circuit Identification number, the A and Z locations of such Circuit) and the requested effective date of such termination (which date must not be less than thirty (30) days from the date notice is received by XO). Termination of Service/Circuit(s) by any form of communications or means other than as provided above shall not be effective and Customer shall remain obligated to XO for all Services/Circuit(s) rendered. For the avoidance of doubt, Customer may be liable for early termination charges upon termination of Service/Circuit(s) as further provided in the applicable Service Exhibit attached hereto.

ARTICLE 5 – INSURANCE

5.1 Except as may be otherwise provided in an Exhibit hereto, Customer will maintain throughout the term of this Agreement the following insurance coverage with a licensed insurance company rated A- or better by A.M. Best: (a) Worker's Compensation Insurance to comply with the state laws in which the work is performed; (b) Commercial General Liability in an amount not less than $1,000,000 per occurrence / $2,000,000 general aggregate; and (c) Automobile Liability, including Non-Owned and Hired Auto Liability, in an amount not less than $1,000,000 Combined Single Limit. "XO Communications, Inc." shall be added as an additional insured on Customer's policies and such shall waive its rights of subrogation against XO. All insurance carried by Customer shall be primary and non-contributory with any insurance carried by XO.

ARTICLE 6 – WARRANTIES AND NETWORK STANDARDS

6.1 Each Party represents and warrants to the other Party that it is an entity, duly organized, validly existing and in good standing under the laws of the place of its origin, with all requisite power and authority to enter into and perform its obligations under this Agreement in accordance with its terms.

6.2 XO represents and warrants to Customer that all On-Net Service rendered by it hereunder shall be designed, produced, installed, furnished and in all respects provided and maintained in conformance and compliance with applicable federal, state and local laws, administrative and regulatory requirements and any other authorities having jurisdiction over the subject matter of this Agreement.

6.3 Customer represents and warrants that (i) all services rendered by it to its End Users shall be designed, produced, installed, furnished and in all respects provided and maintained in conformance and compliance with applicable federal, state and local laws, administrative and regulatory requirements and any other authorities having jurisdiction over the subject matter of the Customer-provided services, and (ii) it has all licenses, approvals, registrations and certifications (collectively, "Approvals") which may be required by the applicable regulatory authorities for its operation and the provision of any services to its End Users and it shall be solely responsible for applying for, obtaining and maintaining all such Approvals.

6.4 The warranties and remedies set forth in this Agreement constitute the only warranties and exclusive remedies with respect to this Agreement. SUCH WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR USE, NON-INTERFERENCE AND NON-INFRINGEMENT.

ARTICLE 7 – DEFAULT

7.1 A Party shall be deemed in "Default" of this Agreement upon the occurrence of any one or more of the following events:

(i) a Party violates any applicable laws, statutes, ordinances, codes or other legal requirements with respect to the Services and such violation(s) are not remedied within thirty (30) days after written notice thereof; or

(ii) a Party fails to perform any of its material obligations under this Agreement and such nonperformance is not remedied within thirty (30) days after notice thereof or such other cure period as may be specified in the applicable Exhibit, except for payment defaults, for which no cure periods in addition to those described in Section 2.5 herein shall be available; provided, however, if Customer is entitled to outage credits pursuant to the applicable Service Exhibit attached hereto or other remedies set out in this Agreement for such nonperformance by XO, then such outage credits or other remedies shall be Customer's exclusive remedy and such nonperformance shall not be construed to be a Default under this Section 7.1.

7.2 In addition to all remedies available at law or in equity, the non-defaulting Party hereunder may terminate this Agreement, including, for the avoidance of doubt, its Exhibits, and/or related Service Orders, in whole or in part, upon the occurrence of a Default.

ARTICLE 8 - CONFIDENTIAL INFORMATION

8.1 Each Party shall preserve the other Party's confidential information provided to it hereunder with the same degree of care in protecting its own confidential or proprietary information, but in no event less than a reasonable standard of care shall be used and shall execute and comply with the terms and conditions of the General Nondisclosure Agreement ("NDA") executed by both Parties as of the ____ day of December, 2004. Notwithstanding any provision therein, the Parties hereby agree that such NDA shall be coterminous with this Agreement.

ARTICLE 9 - INDEMNIFICATION

9.1 Customer and/or End User shall indemnify, defend and hold harmless XO and its Affiliates and all of their employees, directors, officers, and agents from and against all claims, demands, actions, causes of actions, damages, liabilities, losses, and expenses (including reasonable attorney's fees) incurred as a result of third party claims:

(i) for libel, slander, infringement of copyright or unauthorized use of trademark, trade name, service mark or any other intellectual property infringement arising out of or related to use of the Service;

(ii) for patent infringement arising from combining or connection of Customer or third party services, equipment, and/or facilities to use XO's Network or Service;

(iii) for damage to property and/or personal injury (including death) arising out of the gross negligence or willful act or omission of Customer and/or End User;

(iv) arising out of or in connection with Customer's resale or sharing of the Services; and

(v) related to any Customer representations regarding Customer's traffic and Customer's use of Services including without limitation, as set forth in Article 11.

9.2 XO shall indemnify defend and hold harmless the Customer and its Affiliates and their employees, directors, officers, and agents from and against all claims, demands, actions, causes of actions, damages, liabilities, losses, and expenses (including reasonable attorney's fees) incurred as a result of third party claims:

(i) for patent or copyright infringement relating to XO's equipment or XO's software used by XO to provide the Services hereunder; and

(ii) for damages to property and/or personal injury (including death) arising out of the gross negligence or willful act or omission of XO.

9.3 If, as the result of a claim or threatened claim related to an infringement of a third party's intellectual property rights, (1) the Services or any essential component thereof are held by a court of competent jurisdiction, or in XO's reasonable judgment may be held, to infringe, or (2) either Party receives a valid court order enjoining that Party from using the Services or any essential component thereof or, in XO's reasonable judgment such order may be received, XO shall in its reasonable judgment, and at its expense, (a) replace or modify the affected Service or essential component to be non-infringing; (b) obtain for Customer a license to continue using the affected Service or essential component; or (c) if XO cannot reasonably obtain the remedies in (a) or (b), terminate the affected Service without penalty to Customer. This Section states XO's entire responsibility and liability and Customer's sole and exclusive remedy for any claim of infringement. Notwithstanding the foregoing, XO shall have no liability for any claim of infringement based on (x) the use of the Services in a manner not contemplated or otherwise not in accordance with this Agreement and documentation related to the Services; (y) any combination of the Service or essential component thereof with other elements or the modification of a Service by anyone other than XO where, but for such combination or modification, no claim of infringement would exist or (z) the use of the Services . Any and all claims for indemnification shall be conditioned upon (i) prompt written notification by the indemnified Party to the indemnifying Party; (ii) assumption of sole control of the defense of such claim and all related settlement negotiations by the indemnifying Party; and (iii) provision by the indemnified Party of the prompt assistance, cooperation, information and authority necessary for the indemnifying Party to perform its obligations under this Section.

ARTICLE 10 - LIMITATION OF LIABILITY

10.1 Neither Party shall be liable to the other Party for any indirect, consequential, special, incidental, reliance, or punitive damages of any kind or nature whatsoever including, without limitation, any lost profits, lost revenues,

lost savings, or any other business loss including goodwill, loss of use of property, loss of data, cost of substitute performance equipment or services, downtime costs and claims of customer for damages, or harm to business, regardless of the foreseeability thereof and regardless of whether damages are caused by the willful misconduct, negligent act or omission, or wrongful act arising from or related to this Agreement. For purposes of this Agreement, a Party's out-of-pocket costs for damages of the kinds specified in the preceding sentence which are recovered from such Party by a third party shall be deemed to be indirect damages to such Party and each Party hereby releases the other Party, its subsidiaries and affiliates, and their respective officers, directors, managers, employees, and agents, from damages from such claim(s), except to the extent such damages are part of claims for which indemnification is due under Sections 9.1 and 9.2 herein. Customer's sole remedy for the failure of non-performance or XO and/or the Service shall be to receive credits as set forth in this Agreement and the Exhibits hereto. **THE ENTIRE LIABILITY OF XO AND CUSTOMER'S SOLE AND EXCLUSIVE REMEDY FOR CLAIMS ARISING UNDER OR IN ANY WAY RELATED TO THIS AGREEMENT SHALL BE LIMITED TO THE LESSER OF DIRECT DAMAGES OR THE TOTAL AMOUNT PAID BY CUSTOMER TO XO DURING THE PREVIOUS THREE (3) MONTHS FOR THE SERVICE(S). The foregoing limitations apply to all causes of action and claims of any kind arising out of or related to this Agreement including any Exhibit and any Service Order, including, without limitation, breach of contract, breach of warranty, strict liability, negligence, misrepresentation, or any other tort. Customer acknowledges and accepts the reasonableness of the disclaimers and limitations of liability set forth herein.**

ARTICLE 11 - REGULATIONS

11.1 The rates set forth in this Agreement are subject to the imposition of new regulation, modification of existing regulation, and new interpretation or enforcement of regulation by any federal, state, or local regulatory agency, legislative body, or court of competent jurisdiction, including the imposition of any charges, surcharges, and/or taxes in reliance or as a result of the same ("Regulatory Activity"). XO reserves the right, at any time, (i) to pass through to Customer all, or a portion of, any charges, surcharges, or taxes directly or indirectly related to such Regulatory Activity; or (ii) modify the rates and/or other terms and conditions of this Agreement to reflect the impact of such Regulatory Activity.

11.2 Customer represents and warrants that all traffic being delivered by Customer or its End Users or agents to XO for local termination, and all traffic that XO delivers to Customer or its End Users or agents that has originated in the same local calling area in which Customer's NPA-NXX is assigned and/or in which such traffic is terminated to Customer or its End Users or agents, is local traffic or is legally entitled to be treated as local traffic under all applicable federal, state and local laws, administrative and regulatory requirements and any other authorities having jurisdiction over such traffic. Customer understands that XO will rely upon such representation to assign local telephone numbers to Customer and/or route Customer's traffic for termination as local calling. Customer represents and warrants that Customer has paid, or shall promptly pay to XO all switched access charges associated with any of Customer's traffic that is delivered pursuant to this Agreement. Customer also represents and warrants that neither it nor any of its end users or agents will remove or in any way alter Automatic Number Identification ("ANI") or Calling Party Number ("CPN") information associated with any traffic delivered pursuant to this Agreement. Customer agrees to cooperate with XO to obtain or verify any necessary regulatory certification regarding the nature of its traffic and/or use of facilities.

11.3 Customer shall promptly pay to XO all access charges, reciprocal compensation, and/or any other charges, surcharges and/or taxes billed to XO by a third party, or remitted by XO to a third party, that are associated with any of Customer's traffic delivered or facilities utilized pursuant to this Agreement, including but not limited to any retroactive charges, (collectively, "Additional Charges") and that are not already reflected in the rates charged by XO for the Services rendered pursuant to this Agreement. Although XO shall not have any obligation to challenge any Additional Charges levied by a third party, if XO successfully challenges imposition of any Additional Charges by a third party, it will refund to Customer any Additional Charges previously paid by Customer to XO that were subject to such successful challenge. In addition, XO shall have the right, upon five (5) days written notice to Customer, to revise its rates for Services provided to Customer to reflect any Additional Charges. Within thirty (30) days of receipt of written notice of any such rate increase to reflect Additional Charges, Customer, upon giving written notice to XO, may elect to transition any Services affected by such rate increase to another carrier over a period of time not to exceed sixty (60) days. Notwithstanding any other provision of this Agreement, if, within the designated thirty (30) day period, Customer does not provide written notice to XO of its election to transition the affected Services to another carrier, Customer shall be deemed to have waived its right to such election. Even if Customer elects to transition the affected Services to another carrier, Customer shall still be responsible for paying any and all Additional Charges billed to or remitted by XO up to and including the final transition date. The parties agree to cooperate on the scheduling of any such transition.

11.4 Customer agrees that, if XO is subjected to a third party audit relating to Customer's traffic or use of facilities which is the subject of this Agreement, Customer will cooperate in any such audit. Customer further agrees that it will protect, defend, indemnify and hold harmless XO, its subsidiaries, affiliates, officers, directors and employees from any and all costs resulting from such third party action.

ARTICLE 12 - FORCE MAJEURE

12.1 In no event shall a Party have any claim or right against the other Party for any failure of performance due to causes beyond its control, including but not limited to: acts of God, fire, explosion, vandalism, cable or fiber cut, adverse weather conditions, flood or other similar occurrences; any law, order regulation, direction, action or request of the government, including federal, state and local governments having or claiming jurisdiction over XO or of any department, agency, commission, bureau, corporation, or other instrumentality of any federal, state, or local government, or of any civil or military authority; national emergencies; unavailability of materials or rights-of-way; insurrections; riots, wars; terrorism; strikes, lock-outs, work stoppages, or other labor difficulties, supplier failures, shortages, breaches or delays; or any other cause or circumstance, whether of a similar or dissimilar nature to the foregoing, beyond the reasonable control of the affected Party.

ARTICLE 13 - DISPUTE RESOLUTION

13.1 Except for (i) action seeking a temporary restraining order or injunction, (ii) a suit to compel compliance with this dispute resolution process, (iii) disputes relating to the lawfulness of rates, terms, conditions or practices concerning Services that are subject to the Communications Act of 1934, as amended, or the rules and regulations of the FCC, a state public utility commission or other administrative agency, (iv) Customer non-compliance with publicity provisions, or (v) billing or payment disputes or collections matters all of which may be litigated (or brought before the applicable agency in the case of subsection (iii)) at the election of XO, the Parties agree to use the dispute resolution procedures set forth in this Section with respect to any controversy or claim arising out of or relating to this Agreement or its breach.

13.2 Upon ten (10) days written notice, either Party may submit disputes to binding arbitration by a single arbitrator with a professional arbitration service selected by the Parties. If the Parties do not otherwise agree on an arbitration service, such services shall be provided pursuant to the American Arbitration Association ("AAA") Commercial Arbitration Rules and Mediation Procedures. The costs of arbitration, including the fees and expenses of the arbitrator, shall be paid equally by the Parties. Each Party shall bear the cost of preparing and presenting its case. The Parties agree that Fairfax County, Virginia shall be the location for the arbitration hearing.

13.3 The Parties agree that this Article 13 and the arbitrator's authority to grant relief shall be subject to the Federal Arbitration Act, 9 U.S.C. §§ 1-16, et seq. ("FAA"), the provisions of this Agreement, and the AAA Code of Ethics for Arbitrators in Commercial Disputes. The Parties agree that the arbitrator shall have no power or authority to make any award that provides for punitive or exemplary damages or damages otherwise limited or excluded in this Agreement. The arbitrator's decision shall be final and binding. The award may be confirmed and enforced in any court of competent jurisdiction. All post-award proceedings shall be governed by the FAA.

ARTICLE 14 – ASSIGNABILITY

14.1
In addition to and without limiting any other provision of this Agreement, Customer shall not assign, transfer or otherwise encumber any interest it has hereunder or may have in the Equipment Space or this Exhibit or delegate its duties hereunder without the prior, written consent of XO, which consent will not be unreasonably withheld; provided, however, a Customer may, without XO's consent upon giving notice to XO, assign its rights and obligations (in whole but not in part) hereunder to (i) an Affiliate, or (ii) any person or entity who buys or is transferred all or substantially all of Customer's assets or equity. Notwithstanding the foregoing, in the event that Customer assigns this Agreement as permitted, XO shall have the right to review the assignee's credit and at XO's sole discretion, modify the credit and/or payment terms hereof. Any attempted assignment in violation of the foregoing shall be null and void and of no force or effect. The Parties' rights and obligations will bind and inure to the benefit of their respective successors and permitted assigns.

ARTICLE 15 - NOTICES

15.1 Notices under this Agreement shall be in writing and delivered by overnight courier (e.g., Federal Express, DHL) or certified mail, return receipt requested, to the persons whose names and business addresses appear below and such notice shall be effective on the date of receipt by the receiving Party:

If to XO: XO Communications, Inc.
11111 Sunset Hills Road
Reston, VA 20190
Attn: President, Carrier Sales

With copy to: XO Communications, Inc.
11111 Sunset Hills Road
Reston, VA 20190
Attn: Vice President, Assistant General Counsel

If to Customer: Direct Partner Telecom, Inc.
P.O. Box 029006
Fort Lauderdale, FL 33302
Attn: Kelly Ketrow

A Party may change its address and point of contact by notifying the other Party in accordance with this Article.

ARTICLE 16 - MISCELLANEOUS

16.1 In the event of any express inconsistency, and only to the extent of such inconsistency, between the main body of this Agreement and any Exhibits or Service Orders made a part or in accordance with this Agreement, precedence shall be given to:

(1) The main body of this Agreement
(2) The Exhibits; and
(3) Any Service Orders.

16.2 XO's telecommunications equipment shall remain the sole and exclusive property of XO or its assignee, and nothing contained herein shall give or convey to Customer any right, title or interest whatsoever in such equipment, which shall at all times be and remain personal property notwithstanding that it may be or become attached to or embedded in realty. Customer shall not tamper with, remove or conceal any identifying plates, tags or labels affixed to the equipment showing XO's ownership thereof. XO may substitute, change or rearrange telecommunications equipment used in providing Service as long as the quality of the Service is not impaired.

16.3 This Agreement does not render either Party the agent or legal representative of the other Party and does not create a partnership or joint venture between Customer and XO. Neither Party shall have any authority to agree for or bind the other Party in any manner whatsoever. This Agreement confers no rights of any kind upon any third party, including without limitation Customer's End Users.

16.4 No waiver of any of the provisions of this Agreement shall be binding unless it is in writing and signed by both Parties. The failure of either Party to insist on the strict enforcement of any provision of this Agreement shall not constitute a waiver of any provision and all terms shall remain in full force and effect.

16.5 No subsequent agreement among the Parties concerning the Service shall be effective or binding unless it is made in writing and executed by authorized representatives of the Parties. Neither electronic mail nor instant messaging (IM) shall be considered a "writing" sufficient to change, modify, extend or otherwise affect the terms of the Agreement.

16.6 This Agreement, together with any applicable Tariffs, sets forth the entire understanding of the Parties and supersedes any and all prior or contemporaneous agreements, arrangements or understandings relating to the subject matter hereof, written, oral or otherwise. The Appendices and Exhibits referred to herein are integral parts hereof and are hereby made a part of this Agreement.

16.7 If any part of any provision of this Agreement or any other agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, said part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of said provision or the remaining provisions of this Agreement.

16.8 This Agreement for Service is made pursuant to and shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia without regard to its choice of law principles. Any action arising out of or related to this Agreement shall be brought in the state or Federal courts located in Fairfax County, Virginia, and Customer consents to the exclusive jurisdiction and venue of such courts.

16.9 This Agreement is non-exclusive. Nothing in this Agreement shall prevent Customer or XO from entering into similar arrangements with, or otherwise providing Services to, any other person or entity. Further, Customer understands and agrees that (i) as part of XO's normal business, XO will engage in extensive marketing efforts to sell its services; (ii) such efforts will result in active competition with Customer; and (iii) such competition is fair and proper and Customer shall not complain of business lost to XO as a result.

16.10 Neither Party shall issue a news release, public announcement, advertisement, or other form of publicity concerning the existence of this Agreement or the supplies or Services to be provided hereunder without obtaining the prior written approval of the other Party. Any request by Customer for such consent from XO shall be directed to XO's Legal and Corporate Communications Departments. Customer shall not (i) attempt to sell service to its End Users or prospective End Users using XO's name, (ii) represent to End Users or prospective End Users that they will be XO Customers or that they may obtain

XO service from Customer, or (iii) indicate to End User or prospective End Users that it has any relationship to XO other than an agreement to purchase XO services on a wholesale basis.

16.11 The terms and provisions contained in this Agreement that by their sense and context are intended to survive the performance thereof by the Parties shall survive the completion of performance and termination of this Agreement, including, without limitation, the making of any and all payments hereunder.

16.12 Any additional services provided by XO to Customer not included in a Service Order shall be governed by the terms of this Agreement and priced in accordance with XO's standard pricing as set forth in its applicable Tariffs, price lists or Guide.

16.13 This Agreement shall be of no force and effect and the offer contained herein shall be withdrawn unless this Agreement is executed by Customer and delivered to XO on or before the 30th day of December, 2004.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Direct Partner Telecom, Inc.

BY: [signature] 1/5/05

AUTHORIZED SIGNATURE DATE

ED CESPEDES

PRINT NAME

PRESIDENT

PRINT TITLE

XO Communications, Inc. on behalf of its operating Affiliates

BY: [signature] 2.28.05

AUTHORIZED SIGNATURE DATE

Michael Kraft

PRINT NAME

Vice President Finance

PRINT TITLE

List of Exhibits

Exhibit A – Carrier Dedicated Transport Services

Exhibit B – Inter-Market Inbound Primary Rate Interface Service

XO CONFIDENTIAL

FIRST AMENDMENT
to the
CARRIER SERVICES AGREEMENT
between
XO COMMUNICATIONS SERVICES, INC.
and
DIRECT PARTNER TELECOM, INC.

This First Amendment ("Amendment") to the Carrier Services Agreement dated January 5, 2005 is made and entered into this 25 day of March, 2005 ("Amendment Effective Date") by and between **XO Communications Services, Inc.** (successor-in-interest to "XO Communications, Inc."), a Delaware corporation, on behalf of itself and its operating subsidiaries and affiliates (hereinafter referred to as "XO"), with offices located at 11111 Sunset Hills Road, Reston, VA 20190 and **Direct Partner Telecom, Inc.**, a Florida corporation (hereinafter referred to as "Customer"), whose place of business is located at 110 East Broward Boulevard, Ft. Lauderdale, FL 33301. Customer and XO being collectively referred to herein as the "Party" or "Parties."

RECITALS

WHEREAS, heretofore, the Parties have entered into a Carrier Services Agreement ("CSA") dated January 5, 2005; and

WHEREAS, the Parties seek to amend the terms of the Agreement as more specifically set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the Parties hereby mutually agree as follows:

1. Capitalized terms not otherwise defined herein shall have the meaning given them in the Agreement. Except as specifically set forth herein, all terms and conditions of the Agreement shall remain in full force and effect.

2. The Parties agree that Section 16.13 of the Agreement is hereby deleted in its entirety and replaced by the following:

   16.13 This Agreement shall be of no force and effect and the offer contained herein shall be withdrawn unless this Agreement is executed by Customer and delivered to XO on or before the 1st day of March, 2005.

3. Except as otherwise set forth herein, the Agreement and all terms and obligations therein shall continue in full force and effect. Subject to the foregoing, this Amendment sets forth the entire understanding of the Parties and supersedes any and all prior agreements, arrangements or understandings relating to the subject matter hereof. In the event of any inconsistency between the terms of this Amendment and the Agreement and/or any other agreement between Customer and XO, the terms of this Amendment shall govern. The Agreement, including this Amendment, may not be amended or modified unless mutually agreed to in writing and executed by authorized representatives of the Parties. Neither Electronic Mail nor Instant Messaging ("IM") shall be considered a "writing" sufficient to change, modify, extend or otherwise affect the terms of the Agreement.

4. The invalidity of any one or more phrases, sentences, clauses, paragraphs or sections hereof shall not affect the remaining portions of this Amendment, all of which are being inserted conditionally on their being held legally valid. In the event that any phrase, sentence, clause, paragraph or section contained herein shall be invalid, or should operate to render this Amendment invalid, then this Amendment shall be construed as if such invalid phrase or phrases, sentence or sentences, clause or clauses, paragraph or paragraphs, or section or sections had not been inserted.

5. This Amendment and the Agreement may not be changed orally or by any course of conduct or departure from the terms hereof, but only by an agreement in writing signed by the Party against whom enforcement of any waiver, change, modification or discharge is sought.

6. This Amendment and any and all claims and disputes arising out of or in connection with or related to the relationships and arrangements between Customer and XO described in this Amendment will be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without application of the principles of conflicts of laws thereof.

IN WITNESS WHEREOF, the Parties have executed this Amendment by representatives duly authorized as of the Effective Date set forth above.

XO Communications Services, Inc., on behalf of its operating subsidiaries and affiliates

BY: [signature]

NAME: Michael Kraft

TITLE: V.P. - Finance

Direct Partner Telecom, Inc.

BY: [signature]

NAME: EDWARD CESPEDES

TITLE: PRESIDENT

** TOTAL PAGE.03 **